Dechert Price & Rhoads
                               1500 K Street, N.W.
                           Washington, D.C. 20005-1208
                            Telephone: (202) 626-3300
                               Fax: (202) 626-3334


                                February 21, 1997


Templeton Variable Products Series Fund
700 Central Avenue
St. Petersburg, Florida  33701

Dear Sir or Madam:

         As counsel for Templeton Variable Products Series Fund (the "Trust") during the fiscal year ended December 31, 1996, we are familiar with the registration of the Trust under the Investment Company Act of 1940 (File No. 811-5479) and the registration statement relating to its shares of beneficial interest (the "Shares") under the Securities Act of 1933 (File No.33-20313)(the "Registration Statement"). We also have examined such other Trust records, agreements, documents and instruments as we deemed appropriate.

         Based upon the foregoing, it is our opinion with respect to the 74,188,211 Shares (representing 6,269,375 Shares of the Templeton Asset Allocation Series, 735,837 Shares of the Templeton Bond Series, 7,686,505 Shares of the Templeton eveloping Markets Series, 16,393,920 Shares of the Templeton International Series, 35,987,182 Shares of the Templeton Money Market Series and 7,115,392 Shares of the Templeton Stock Series) the registration of which is being made definite by the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 ("Notice") being filed by the Trust for its fiscal year ended December 31, 1996, assuming such Shares were sold at the public offering price and delivered by the Trust against receipt of the net asset value of the Shares in compliance with the terms of th Registration Statement and the requirements of applicable law, that such Shares were, when sold, duly and validly authorized, legally and validly issued, and fully paid, and non-assessable by the Trust.

         We consent to the filing of this opinion in connection with the Notice for the fiscal year ended December 31, 1996 pursuant to Rule 24f-2 under the Investment Company Act of 1940 to be filed on behalf of the Trust with the Securities and Exchange Commission.

                                  Very truly yours,

                                   /s/ DECHERT PRICE & RHOADS